SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                                November 27, 2002
                Date of Report (Date of earliest event reported)



                           Circuit Research Labs, Inc.
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             (Exact name of registrant as specified in its charter)



Arizona                          0-11353                        86-0344671
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(State or other jurisdiction   (Commission                   (IRS Employer
of incorporation)              File Number)                  Identification No.)


2522 West Geneva Drive
Tempe, Arizona                                                          85282
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(Address of principal executive offices)                              (Zip Code)



                                 (602) 438-0888
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              (Registrant's telephone number, including area code)

Item 9.       Regulation FD Disclosure

     The Registrant today mailed the following letter to its shareholders:

                                             [CRL Systems, Inc. and Orban logos]

     November 27, 2002

     [Name]
     [Street Address]
     [City, State, Zip Code]

     Dear [Name]:

     We thought that you, as a Circuit Research Laboratories, Inc. (CRLI) shareholder, would be interested in two new developments concerning our company.

     You may aware of the Federal Communication Commission's (FCC) recent action that authorizes the implementation of digital radio in the United States. This technology alleviates many of the long-standing problems of conventional FM radio, and we believe that it may offer an important opportunity for CRLI.

     This action by the FCC had been anticipated for several years and our staff was immediately able to announce our support of this important new technological innovation. Specifically, our Orban division has shipped to customers the first Optimod-FM 8400 audio processors equipped with the new processing module we are identifying as "HD FM," which stands for "High Definition FM radio." This new 8400HD FM processor has been used on-air in successful iBiquity(R) HD radio tests on alternative-rock-formatted KROQ in Los Angeles and classical KDFC in San Francisco. Suggested U.S. retail price for our new 8400HD FM units is $12,550. Existing 8400s can be field-upgraded with a $1,650 kit. The 8400HD FM and associated upgrade kit are now in production and are expected to be available within 30 days. A more detailed, technical description of this equipment is attached.

     In other news, I am pleased to announce the recent appointment of Phillip
     T. Zeni, Sr. as Executive Vice President and Chief Operating Officer. Phil has been a member of the company's Board of Directors for the past two years. His background and experience as an owner, CEO, COO, senior manager, consultant and innovator in a variety of corporate settings, both public and private, bring a new level of professional management to our company. Moreover, Phil's service on our Board for the past two years will enable him to be immediately effective in his new role. His duties will include consolidating and streamlining the integration of our Orban and Dialog4 System acquisitions into the parent company. Phil's experience in broadcasting and network management includes executive positions with the NBC Radio and Westinghouse, Group "W" Broadcasting and service as a vice president and general manager with Multimedia Radio.

     We are encouraged by these recent developments and hope you will continue to support us in our efforts.

     Best Regards,
     CRL Systems, Inc.



     C. Jayson Brentlinger
     President, CEO, Chairman

                 OPTIMOD 8400HD FM ("High Definition FM Radio")

The 8400HD FM system includes separate AES/EBU outputs to drive the analog and digital HD Radio transmission channels, both of which operate simultaneously during HD Radio transmission. The 8400HD FM's analog outputs are identical to those provided by Orban's flagship Optimod-8400 and provide processing that is optimized to accommodate the pre-emphasis used on the analog FM channel.

The 8400HD FM's AES/EBU output for the digital HD Radio channel provides look-ahead peak limiting that operates in parallel with the FM peak limiting. The look-ahead limiting is optimized to make the most of the limited bit-rate codec used in the HD Radio digital channel. By eschewing any clipping, the HD output prevents the codec from wasting precious bits encoding clipping distortion products, allowing the codec to use its entire bit budget to encode the desired program material instead.

15 kHz band limiting on the digital output also optimizes the operation of the low bit-rate codec. By not wasting bits encoding the 15-20 kHz frequency range (which contains little usable audio and which very few radio listeners can hear), the codec instead provides higher quality encoding of the audibly crucial 20-15,000 Hz band. Accordingly, 8400HD FM is also ideally suited for processing Internet streaming simulcasts and other digital radio systems like Eureka 147, where bandwidth scarcity often demands use of minimum codec bit rates.

Shipping with the 8400HD FM is version 3.0 software for 8400, which runs on all 8400s (including those without the HD module). In addition to supporting the HD FM module, version 3.0 software permits the user to switch the band-1-to-band-2 multiband crossover frequency between 100 and 200 Hz. This enables the 8400 to emulate the bass texture of the legendary Gregg Labs 2540 analog FM processor, which Greg Ogonowski, Orban's Vice President of New Product Development, designed and manufactured during the 1980s.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                CIRCUIT RESEARCH LABS, INC.




Date: November 27, 2002         By : /s/ C. Jayson Brentlinger
                                   ---------------------------------
                                   C. Jayson Brentlinger,
                                   Chief Executive Officer, President and
                                   Chairman of the Board